EXHIBIT 10.37

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”), effective as of January 4, 2008 (the “Effective Date”), is made by and between BioMimetic Therapeutics, Inc., a Delaware corporation with offices at 389-A Nichol Mill Lane, Franklin, TN 37067 (“BMTI”), and Luitpold Pharmaceuticals, Inc., a New York corporation with offices at One Luitpold Drive, P.O. Box 9001, Shirley, NY 11967 (“Luitpold”).

RECITALS

WHEREAS, BMTI and Luitpold have entered into that certain Asset Purchase Agreement dated as of December 14, 2007 (the “Purchase Agreement”) pursuant to which BMTI has agreed to sell, and Luitpold has agreed to purchase, all of the assets that are primarily related to the Business (other than the Excluded Assets);

WHEREAS, as a condition to the consummation of the transactions contemplated by the Purchase Agreement, BMTI and Luitpold are required to execute and deliver this Agreement; and

WHEREAS, in connection with the Purchase Agreement, BMTI and Luitpold wish to enter into this Agreement, on the terms and subject to the conditions as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows (initially capitalized terms used but not defined herein have the meanings given them in the Purchase Agreement):

AGREEMENT

1.	DEFINITIONS

For purposes of this Agreement, the following definitions shall apply, and the terms defined herein in plural shall include the singular and vice-versa.

1.1

“Affiliate” means any corporation or other entity that controls, is controlled by or is under common control with BMTI or Luitpold, as applicable, as of the Effective Date or during the term of this Agreement. “Control” means the ownership, directly or indirectly, of 50% or more of the voting stock of a corporate entity, or of 50% or more of the beneficial interest of an entity other than a corporation.

1.2	“Chosen Courts” has the meaning given in Section 12.10.
1.3	“Claims” has the meaning given in Section 8.3.
1.4	“Confidential Information” has the meaning given in Section 7.1.

1.5

“Conforming” or “Conformity,” (a) in reference to Product, means Product that is shown, solely by the related written Deliverables, to have been manufactured in accordance with, and to meet, the applicable Specifications, and to have a remaining shelf life, at the time of delivery to Luitpold’s designated carrier, of not less than seventeen (17) months, and (b) in reference to other Deliverables, means Deliverables conforming to all criteria established for them herein.

1.6	“Deliverables” has the meaning set forth in Exhibit A.
1.7	“Exclusive License Agreement” means that certain Exclusive License Agreement of even date herewith between the parties.
1.8	“Exclusive Purchase Obligation” has the meaning set forth in Section 2.1.
1.9	“Exclusive Supply Obligation” has the meaning set forth in Section 2.1.
1.10	“Initial Term” has the meaning given in Section 10.1.
1.11	“Nonconforming” or “Nonconformity,” with respect to Deliverables, means Deliverables that are not Conforming.
1.12	“Novartis” means Novartis AG, a Swiss corporation.
1.13

“Novartis Supply Agreement” means the manufacturing and supply agreement, entered into by and between BMTI (formerly known as BioMimetic Pharmaceuticals, Inc.) and Novartis (formerly known as Chiron Corporation) on July 28, 2004, as the same may be amended, restated or replaced from time to time.

1.14	“Product” means rhPDGF in full ** bottles.
1.15	“Renewal Period” has the meaning given in Section 10.1.
1.16	“Specifications” has the meaning set forth in Schedule 1.16.
2.	PRODUCT SUPPLY AND USE
2.1

Product Supply. On the terms and subject to the conditions of this Agreement, during the term of this Agreement, BMTI shall supply exclusively within the Field to Luitpold (the “Exclusive Supply Obligation”), and Luitpold shall purchase exclusively from BMTI (the “Exclusive Purchase Obligation”), all of Luitpold’s requirements of Product for use in the Field. Forecasting requirements, and minimum and maximum quantities of Product to be purchased and supplied, are provided in Exhibit B and Exhibit C, respectively.

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

2.2

Use Restrictions. Luitpold understands and acknowledges that BMTI’s rights to supply Product are derived in part from third party licenses that restrict the uses of Product; accordingly, Luitpold agrees not to use, sell or import Product, or to make, use, sell or import any product incorporated Product, other than in the Field.

3.	DELIVERY, INSPECTION, ACCEPTANCE AND REJECTION.
3.1	Delivery. BMTI shall deliver the Products as provided in Exhibit A.
3.2

Acceptance and Rejection. Luitpold shall have 10 business days from the date of receipt of Deliverables to determine whether they are Conforming. Such determination shall be made solely based on the written Deliverables and not on assays or other tests of the Product. Luitpold shall promptly notify BMTI, in writing, of any Nonconforming Deliverables and the specific reasons for such Nonconformity. Failure to reject Deliverables within such 10 business day period shall be deemed acceptance of the Deliverables.

3.3

Disputes Re Conformity. If Luitpold notifies BMTI of any alleged Nonconformity of Deliverables, the invoice for such Deliverables shall not be due or payable until the Nonconformity issue is resolved, and Luitpold has accepted such Deliverables or replacement Deliverables. The parties shall in good faith attempt to resolve the issue within 15 days of Luitpold’s notice, and if unable to do so, shall follow the Dispute Resolution process set forth in Section 12.9.

3.4

Exclusive Remedy. If any Deliverables received by Luitpold are Nonconforming, BMTI shall replace the Nonconforming Deliverables as soon as is reasonably commercially practicable, at no additional charge to Luitpold. Such replacement shall be BMTI’s sole liability and Luitpold’s sole remedy with respect to Nonconforming Deliverables.

4.	COMPENSATION.
4.1	Product Pricing. Luitpold will pay BMTI the amounts set forth in Exhibit C, at the times specified therein.
4.2

Taxes. Prices and fees do not include any national, state or local sales, use, value-added or other taxes, customs duties, or similar tariffs or fees that BMTI may be required to pay or collect upon the delivery of Deliverables hereunder or upon collection of the prices and fees or otherwise. Should any tax or levy be made (other than any such tax based on the income of BMTI), Luitpold agrees to pay such tax or levy and to indemnify BMTI for any claim for such tax or levy demanded, including applicable penalties and interest, other than to the extent (if any) due to BMTI’s failure to comply with its obligations to collect or to remit such tax. Luitpold agrees to provide BMTI with appropriate resale certificate numbers and other documentation satisfactory to the applicable taxing authorities to substantiate any claim of exemption from any such taxes or fees.

4.3

Payments. All payments shall be made in United States Dollars by wire transfer of immediately available funds to an account as specified by BMTI in writing from time to time. If any payment due hereunder is not paid in full on the due date, interest at the prime rate (as announced from time to time by Bank of America NT & SA) plus two percent, or the maximum permitted by law, whichever is lower, shall accrue and become payable upon any unpaid balance from the date such payment was due until it is paid in full.

5.	QUALITY AND REGULATORY MATTERS.
5.1

Product Registration. BMTI will use commercially reasonable efforts to assure that Novartis provides in a timely fashion through BMTI any technical information about the manufacture of the Product that Luitpold needs for product registration purposes, and that Novartis will accommodate government inspections as required. Luitpold agrees to hold any such technical information in confidence in accordance with that certain Confidentiality/Limited Use Agreement between the parties dated as of August 30, 2007. **

5.2

Right to Review Processes. BMTI shall maintain all quality assurance manufacturing records, batch production records and other records directly related to Product manufacture, as required by applicable regulations. BMTI shall audit Novartis on a regular basis, subject to Section 6.1 of the Novartis Supply Agreement, and shall use commercially reasonable efforts to ensure that manufacture of the Product complies with Specifications and regulatory requirements. BMTI shall promptly produce, and provide Luitpold with copies of, reports reflecting the results of its audits of Novartis.

5.3

Product Complaints. Subject to Section 8.3, Luitpold shall be responsible for handling all complaints regarding products that incorporate the Product. BMTI will promptly forward any such complaints it receives to Luitpold and will provide, at Luitpold’s expense, such assistance in investigating such complaints as Luitpold may reasonably request. Should such investigation show that the complaint was a result of a defect in the manufacture of the Product, expenses owed or paid pursuant to this Section 5.3 for BMTI’s assistance shall be cancelled or refunded to Luitpold. The parties shall in good faith freely exchange information that will enable them to determine the nature and cause of such complaints. Luitpold shall have the authority to resolve any outstanding complaints. Luitpold shall promptly notify BMTI if such a complaint is based upon an alleged defect in the manufacture of Product.

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

5.4

Recalls. The handling of recalls and withdrawals of products incorporating Product shall be within the sole discretion of Luitpold. BMTI will cooperate fully with Luitpold in the event of any such recall or withdrawal and will provide, at Luitpold’s expense, such assistance in connection therewith as Luitpold may reasonably request. Should an investigation establish that the product defect or other problem that gave rise to the recall or withdrawal arose out of the manufacture of the Product, any expenses owned or paid to BMTI pursuant to this Section 5.4 shall be cancelled or refunded to Luitpold, as applicable.

5.5	**
6.	RELATION WITH NOVARTIS
6.1

Supply Default. BMTI shall provide Luitpold with prompt written notice of any default by Novartis under the Novartis Supply Agreement, if such default interferes with Luitpold’s access to Product. Such notice shall be accompanied by a written description of the default. In the event of such a default, BMTI will use commercially reasonable efforts resolve the default within ** days, and thereafter shall facilitate a face-to-face meeting with representatives from Luitpold and Novartis. This shall be Luitpold’s sole remedy against BMTI in the event of such a default.

6.2

Material Change in the Relationship. BMTI shall provide Luitpold with prompt written notice of any material change in the relationship between BMTI and Novartis and a description in reasonable detail of such material change. Should Novartis elect to transfer the manufacture to another party and BMTI be permitted to order a supply based on a multiple of purchases during the prior year then Luitpold shall be entitled to purchase its pro rata share (based on Luitpold’s purchases during the prior year) of the final manufacturing campaigns.

6.3

Changes to Novartis Supply Agreement. BMTI shall not agree to any amendment or modification to, or waiving any provision of, the Novartis Supply Agreement that would materially and adversely affect the benefits of this Agreement to Luitpold or that would modify or change the exclusivity provisions of the Novartis Supply Agreement. Subject to the foregoing, the parties acknowledge that nothing in this Agreement shall prohibit BMTI from agreeing to any amendment or modification to, or waiving any provision of, the Novartis Supply Agreement.

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

6.4

Successor to Novartis Supply Agreement. In the event that BMTI shall at any time hereafter acquire its supply of Product from an entity other than Novartis, the terms “Novartis” and “Novartis Supply Agreement,” shall from and after that date refer to such supplier and BMTI’s agreement with such supplier, respectively.

7.	CONFIDENTIAL INFORMATION.
7.1

Definition. During the term of this Agreement, the parties may provide to one another confidential information, including but not limited to each party’s proprietary materials and/or technologies, economic information, business or research strategies, trade secrets and material embodiments thereof. As used herein, “Confidential Information” of a party means any information disclosed by such party to the other party which (a) if in written form, is clearly marked “confidential,” (b) if in oral form, is summarized in a writing marked “confidential” delivered to the recipient within thirty (30) days after the oral disclosure, (c) if further disclosed, could reasonably be expected to result in competitive harm to the disclosing party, or (d) consists of or relates to any unpublished patent application.

7.2

Exclusions. Confidential Information shall not include information that (a) is shown by contemporaneous documentation of the recipient to have been in its possession prior to receipt from the disclosing party, (b) is or becomes, through no fault of the recipient, publicly known, (c) is furnished to the recipient by a third party without breach of an obligation of confidentiality, (d) is independently developed by the recipient without use of the disclosing party’s Confidential Information or (e) is required to be disclosed by law, provided that the recipient gives the disclosing party as much advance notice of the requirement as is reasonably possible to give.

7.3

Obligations. During the term of this Agreement and for five (5) years thereafter, the recipient shall maintain the disclosing party’s Confidential Information in confidence, except that (a) Luitpold may disclose this Agreement in its entirety to parties evaluating a business relationship with Luitpold (including without limitation any of its affiliates) and (b) BMTI may disclose this Agreement in its entirety to parties evaluating an acquisition transaction, provided that such parties are under obligations of confidentiality and non-use with respect to this Agreement at least as restrictive as those set forth herein with respect to the disclosing party’s Confidential Information. The recipient shall use the disclosing party’s Confidential Information solely to exercise its rights and perform its obligations under this Agreement, unless otherwise mutually agreed in writing, and shall at all times protect the disclosing party’s Confidential Information with at least the same degree of care it uses to protect its own Confidential Information, such care to be of the type and degree that would be used by a reasonable and prudent business person. The recipient acknowledges that a breach of confidentiality may result in irreparable financial harm to the disclosing party and that the disclosing party may seek all remedies in law or equity for such a breach.

7.4

Return of Confidential Information. Upon request by the disclosing party, the recipient shall return or destroy (as evidenced by a written certificate of destruction) all Confidential Information of the disclosing party in its possession; provided, however, that one copy of such Confidential Information may be retained in the recipient’s legal files for purposes of monitoring compliance with the provisions hereof.

8.	INSURANCE; INDEMNITY; LIMITATIONS ON LIABILITY.
8.1	Insurance of BMTI. BMTI shall procure and maintain in full force and effect, at its own cost and expense, insurance against the risks arising hereunder as follows:
(a)	products liability, with annual liability limits of not less than ** per claim and in the aggregate,
(b)	general liability, with annual liability limits of not less than ** per claim and in the aggregate,
(c)

worker’s compensation insurance in compliance with the worker’s compensation laws of the state or states in which BMTI has employees performing work under this Agreement, and employer’s liability insurance with respect to such employees, with a minimum limit of ** per occurrence, and

(d)

motor vehicle insurance for vehicles owned, leased or operated by BMTI or its employees or agents performing work under this Agreement, with a minimum limit of ** per occurrence, combined single limit.

8.2

Luitpold Insurance. Luitpold shall procure and maintain in full force and effect, at is own cost and expense, products liability insurance, with annual liability limits of not less than ** per claim and in the aggregate, and comprehensive general liability insurance, with annual liability limits of not less than ** per claim and in the aggregate. Terms of such coverage shall be evidenced by certificates of insurance to be furnished to BMTI within 30 days of the Effective Date and as may be reasonably requested thereafter. Such certificates shall name BMTI, its affiliates and their respective agents, employees and directors, Novartis and ZymoGenetics, Inc. as additional insureds and shall provide that thirty (30) days’ written notice shall be given to BMTI prior to cancellation or expiration of any of the terms of coverage or any policy.

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

8.3

Indemnification. Luitpold shall indemnify and hold BMTI, its affiliates and their respective directors, officers, employees and agents, harmless against all claims, damages, liabilities, losses, costs and expenses, including reasonable attorneys’ fees (collectively, “Claims”), to the extent arising from (a) the manufacture, use or sale of any product incorporating Product, including but not limited to any such Claim for product liability (whether based on strict liability, inherent design defect, negligence, failure to warn, breach of contract or any other theory of liability); or (b) any acts or omissions of Luitpold or any of its directors, officers, employees or agents, and from any Claim alleging that the use or sale of a product incorporating Product infringes any intellectual property rights of a third party; except, in each case under clause (a) or (b), to the extent that the Claim relates to the Product itself.

8.4

Limitation on Damages. EXCEPT WITH RESPECT TO SECTION 8.3, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR ANY THIRD PARTY FOR LOST PROFITS OR FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES ARISING FROM A BREACH OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY BREACH OF A WARRANTY CONTAINED HEREIN OR OF ANY OBLIGATION TO PERFORM SERVICES OR TO PROVIDE DELIVERABLES BY A SPECIFIED TIME.

9.	REPRESENTATIONS AND WARRANTIES.
9.1

Of BMTI. BMTI warrants that (a) at the time of delivery to Luitpold’s designated carrier, Deliverables will be Conforming, (b) as of the Effective Date, to the best of BMTI’s knowledge, there are no legal actions pending or threatened to be filed against BMTI that would prevent the manufacture or commercial sale of Product, as contemplated hereunder.

9.2

Of Each Party. Each party represents and warrants to the other party that (a) such party has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) the execution, delivery and performance by such party of this Agreement has been duly and validly authorized, and no additional authorization or consent is required in connection with the execution, delivery and performance by such party of this Agreement and (c) this Agreement has been duly executed and delivered by such party and constitutes a valid and legally binding obligation of such party, enforceable in accordance with its terms.

9.3

No Other Warranties. EXCEPT FOR THE WARRANTIES PROVIDED IN THIS ARTICLE 9, BMTI MAKES NO WARRANTY, EXPRESS OR IMPLIED, REGARDING THE DELIVERABLES, INCLUDING WITHOUT LIMITATION ANY WARRANTY REGARDING THEIR FITNESS FOR ANY PURPOSE, THEIR QUALITY, THEIR MERCHANTABILITY OR THEIR NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. ANY REPRESENTATIONS OR WARRANTIES MADE BY ANY PERSON OR ENTITY, INCLUDING EMPLOYEES OR REPRESENTATIVES OF BMTI, THAT ARE INCONSISTENT HEREWITH, SHALL BE DISREGARDED AND SHALL NOT BE BINDING ON BMTI.

10.	TERM AND TERMINATION.
10.1

Term. The term of this Agreement shall commence upon the Effective Date and shall conclude upon the expiration of the term of the Exclusive License Agreement (the “Initial Term”), unless sooner terminated pursuant to Section 10.2, and shall automatically renew thereafter for consecutive one-year periods (each, a “Renewal Period”), unless either party has notified the other in writing, at least two years prior to the commencement of a Renewal Period (in the case of BMTI) and at least one year prior to the commencement of a Renewal Period (in the case of Luitpold), of its intention to terminate this Agreement.

10.2	Exclusivity. Notwithstanding Section 10.1:
(a)

Upon no less than thirty days written notice, Luitpold may elect to not be bound by the Exclusive Purchase Obligation for any period between ** and the conclusion of the Initial Term; it being agreed that such election shall not relieve BMTI of the Exclusive Supply Obligation for such period; and

(b)

Upon no less than thirty days written notice, Luitpold may elect to not be bound by the Exclusive Purchase Obligation for any Renewal Period, it being agreed that such election shall relieve BMTI of the Exclusive Supply Obligation for such Renewal Period.

10.3	Termination. This Agreement may be terminated:
(a)	By either party:
(i)

upon any material breach of this Agreement by the other party; provided, however, that the party alleging such breach must first give the other party written notice thereof, which notice must state the nature of the breach in reasonable detail and that the party giving such notice views such alleged breach as a basis for terminating this Agreement under this Section 10.3.1(a), and the party receiving such notice must have failed, within sixty (60) days after receipt of such notice, (i) to cure such alleged breach or (ii) to develop and implement a plan reasonably acceptable to the aggrieved party to remedy the breach within a reasonable period of time, or

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(ii)

if (i) the other party makes an assignment for the benefit of its creditors or files a voluntary petition under federal or state bankruptcy or insolvency laws, (ii) a receiver or custodian is appointed for all or substantially all of the other party’s business, (iii) proceedings are instituted against the other party under federal or state bankruptcy or insolvency laws that have not been stayed or dismissed within sixty (60) days, (iv) all or substantially all of the other party’s business or assets become subject to attachment, garnishment or other process or (v) a court or other governmental authority of competent jurisdiction determines that the other party is insolvent, such early termination to be effective immediately upon the occurrence of the applicable event.

(b)

By BMTI, effective upon written notice to Luitpold, that BMTI is in receipt of notice from a third party that the manufacture or supply of Product infringes a patent or other intellectual property right of such party, unless Luitpold obtains the consent of such party for BMTI to continue to manufacture and supply Product, whether such consent is by license or other written agreement, within ninety (90) days of the written notice from BMTI of the alleged infringement.

10.4

Termination of Exclusivity. Upon written notice to BMTI, if BMTI is unable to supply Luitpold with Product for a period of ** continuous months, Luitpold shall be relieved of the Exclusive Purchase Obligation.

10.5

Notwithstanding any termination of exclusivity under Section 10.2 or termination of this Agreement, no termination shall affect any outstanding binding purchase commitment (purchase orders or forecasts) that exists at the time of termination.

10.6

Survival. Expiration or termination of this Agreement for any reason shall not release either party from any liability, obligation or agreement that has already accrued or preclude either Party from pursuing all rights and remedies it may have hereunder at law or in equity with respect to any breach of this Agreement prior to such expiration or termination. The provisions of Article 7, and Sections 8.3 and 10.5 shall survive expiration or termination of this Agreement.

11.	NOTICES

Any notice to be given hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier (with receipt confirmed) or by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or, if given by mail, upon receipt, as follows (or to such other persons and/or addresses as may be specified in writing to the other party hereto):

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

If to Luitpold:

Luitpold Pharmaceuticals, Inc.

One Luitpold Drive

P.O. Box 9001

Shirley, NY 11967

Attention: Mary Jane Helenek

Facsimile: (631) 924-8650

If to BMTI, to:

BioMimetic Therapeutics, Inc.

389-A Nichol Mill Lane

Franklin, TN 37067

Attn: General Counsel

Facsimile: (615) 844-1281

12.	MISCELLANEOUS.
12.1

Force Majeure. Failure or delay by a party in the performance of its obligations hereunder shall be excused to the extent that performance is rendered impossible by strike, fire, flood, earthquake, windstorm, power or utilities shortage, governmental acts, orders or restrictions, or any other cause, to the extent that the failure to perform is beyond the reasonable control and not caused by the negligence or willful misconduct of the non-performing party, provided that if such Force Majeure event extends beyond one hundred and twenty (120) days, the unaffected party may forthwith terminate this Agreement.

12.2

Independent Contractors. The relationship of Luitpold and BMTI hereunder is that of independent contractors, and nothing contained herein shall be construed (a) to give either party the power to direct or control the day-to-day activities of the other, (b) to constitute the parties as partners, joint venturers, co-owners or otherwise as participates in a joint or common undertaking or (c) to allow a party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

12.3

Assignment. Neither party may transfer or assign, whether directly or indirectly, this Agreement or its rights or obligations herein, without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that either party may transfer or assign any of its rights and obligations hereunder to any Affiliate or to any corporation or a person that acquires all or substantially all of the business or assets of such party to which this Agreement relates or pursuant to a merger or consolidation. Each party shall notify the other promptly following any such transfer, assignment, merger or consolidation. Any purported assignment in contravention of this Section 12.3. shall, at the option of the non-assigning party, be null and void. This Agreement shall be binding upon and inure to, the benefit of the parties hereto, their successors and permitted assigns.

12.4

Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on either party unless agreed in writing by the party to be charged. The failure of either party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter.

12.5

Severability. If any provisions of this Agreement are held to be void or unenforceable in any particular country, then such void or unenforceable provisions shall be replaced in such country by valid and enforceable provisions that will achieve, as far as possible, the economic business intentions of the parties. Those provisions not held to be void or unenforceable shall remain in full force and effect, to the extent consistent with such economic business intentions.

12.6

Publicity. Except as provided in Section 7.2(e), neither party shall disclose this Agreement or any of the terms hereof to any third party, whether in writing or orally, without the prior written consent of the other party, except that either party may disclose the existence and the general subject matter, but not the financial or other terms, of this Agreement in any circumstances that such party deems desirable from a business standpoint. In addition, either party may make any disclosure if but only to the extent such disclosure is, on advice of counsel, required by applicable law. The disclosing party shall use all commercially reasonable efforts to preserve the confidentiality of this Agreement and the terms hereof notwithstanding any such required disclosure and shall give the other party as much advance written notice of such required disclosure as is reasonably practicable. If either party is required to file this Agreement with the Securities and Exchange Commission or any other regulatory agency, such party shall apply for confidential treatment of this Agreement to the fullest extent permitted by law, shall provide the other party a copy of the confidential treatment request far enough in advance of its filing to give the other party a meaningful opportunity to comment thereon, and shall incorporate in such confidential treatment request any reasonable comments of the other party.

12.7

No Implied Rights in Intellectual Property. Except as expressly provided herein or as otherwise contemplated by the Purchase Agreement or any Ancillary Agreement, neither party shall have any right, title or interest in or to any patents, patent applications, know-how (whether or not patentable) or other intellectual property rights of the other party, including but not limited to rights to the other party’s biological materials, manufacturing processes or formulations, analytical methods or assays.

12.8

Governing Law. This Agreement and the performance of the parties thereunder shall be construed in accordance with and governed by the laws of the State of Delaware, as applied to agreements between Delaware residents to be performed entirely within Delaware.

12.9

Dispute Resolution. Except as otherwise provided in Section 3.3, any dispute arising under this Agreement shall be submitted for resolution to the responsible executive of each party. Such executives shall endeavor, diligently and in good faith, to resolve the dispute within thirty (30) days. If the dispute has not been resolved by that time, either party may pursue its legal remedies.

12.10

Venue. Each party agrees that it shall bring any action or proceeding in respect of any claim arising out of this Agreement exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York County (the “Chosen Courts”), and in connection with such claims (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11. Each party irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

12.11	Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be deemed an original and all of which together shall constitute one instrument.
12.12

Entire Agreement. This Agreement, the Purchase Agreement and the Ancillary Agreements, including all exhibits and schedules hereto and thereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between Luitpold and BMTI with respect to such subject matter. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by the duly authorized representatives of both parties.

[Signature Page Follows]

IN WITNESS WHEREOF, BMTI and Luitpold have entered into this Agreement effective as of the date first hereinabove written.

LUITPOLD PHARMACEUTICALS, INC.		BIOMIMETIC THERAPEUTICS, INC.
By:	/s/ Mary Jane Helenek	By:	/s/ Samuel Lynch
Name:	Mary Jane Helenek	Name:	Samuel E. Lynch D.M.D., D.M.Sc.
Title:	President and CEO	Title:	President and CEO

EXHIBIT A

DELIVERABLES AND SHIPMENT

1.1	Deliverables. Deliveries are described in Table 1.1.

TABLE 1.1: BMTI Deliverables

BMTI DELIVERABLE	COMMENTS
Product	As provided in the Agreement
Shipping Records	Includes Product name, lot number, quantity made available for shipment, carrier tracking number and name, and date of acceptance by the carrier
Invoice for completed work	Invoice will be sent within 15 days after the delivered Product
Certificate of analysis	A copy of each certificate of analysis for each bulk PDGF batch delivered shall be provided to Luitpold.

1.2

Shipment. Deliverables will be shipped to Luitpold’s address, as provided in the purchase order, at BMTI’s risks and costs when shipped in the United States, and at Luitpold’s risks and costs when shipped outside the United States. For shipments outside the United States, Luitpold shall identify its carrier and account number sufficiently in advance of the relevant delivery date so that freight charges may be billed directly to Luitpold at the time of delivery of Product to the carrier.

EXHIBIT B

FORECASTS, PURCHASE ORDERS AND SHIPMENT

1.1	Forecasts.
(a)

Upon execution of the Agreement, Luitpold shall provide BMTI with a non-binding, long-term, written forecast of the quantities of Product that Luitpold will require during each of the following five (5) calendar years. Luitpold shall update this forecast on or before June 15 of each year thereafter, stating its requirements for the shorter of (i) the (5) following calendar years or (ii) the remainder of the term of the Agreement.

(b)

Upon execution of the Agreement, and at six month intervals thereafter Luitpold shall provide BMTI with a rolling, 15-month, monthly forecast (the “Forecast”) of the number of grams of Product that Luitpold will require in each month of the 15-month period (the “Forecasted Requirements”), and the requested delivery date(s).

(c)

The first six months of each Forecast shall be binding upon Luitpold (the “Binding Requirements”) and may not be changed without BMTI’s prior written consent. The seventh through ninth months of the Forecast shall be binding on Luitpold to the extent that Luitpold may not increase or decrease the monthly requirements for Product by more than 20% (in whole 8-gram increments), without BMTI’s prior written consent. The provisions of this Section 1.1(c) shall not apply during any Renewal Period in which the Exclusive Purchase Obligation is not applicable.

(d)

(i) At least 30 days prior to the date on which Luitpold would like Product delivered, Luitpold shall submit to BMTI a binding purchase order covering the Binding Requirements and, if desired, any additional Product that Luitpold would like to receive at that time (the “Purchase Order”). The Purchase Order shall specify the requested dates of and locations of delivery of the ordered Product. BMTI will acknowledge receipt of all Purchase Orders received hereunder within 15 days.

(ii) BMTI will fill each properly-submitted Purchase Order, to the extent of the Binding Requirements, by the delivery date requested therein or another date mutually agreed upon by the parties in writing. BMTI will use commercially reasonable efforts to supply any additional Product ordered but does not guarantee that such Product will be supplied. All additional Product so supplied will be charged at the price provided in Exhibit C, Section 1.1, below.

1.2	Minimum Shelf Life. At the time of delivery to Luitpold’s designated carrier, Product shall have a remaining shelf life of not less than **.
**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT C

COMPENSATION

1.1	Product Price.
(a)	The price per bottle of the Product shall be an amount equal to ** plus a handling charge of ** per bottle provided that BMTI may increase the handling charge by ** each calendar year, commencing **.
(b)	Payment shall be net 30 and shall be made based on the prior calendar year’s **.
(c)

Promptly upon the conclusion of a calendar year, BMTI shall determine the ** for such calendar year and provide to Luitpold a copy of all documentation supporting the determination. If the ** for such calendar year is higher or lower than the ** for the prior calendar year, Luitpold or BMTI, as the case may be, shall promptly pay to the other party an amount equal to **.

(d)	Notwithstanding Section 1.1(a) if BMTI takes over manufacture of Product, the price shall be an amount equal to **.
**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

SAMPLE FORM

SAMPLE LUITPOLD PURCHASE ORDER

ILLUSTRATIVE ONLY

PURCHASE ORDER #1	DATE 12/-/07

VENDOR:	SEND INVOICE TO:

=
Wire Transfer Only

Attention:	Phone:
Fax:
SHIP TO:
Same as Address above

DESCRIPTION	QTY	UNIT	DOCK DATE	UNIT PRICE	EXT. AMOUNT
**	**	**	**	**	**

PAYMENT TERMS:

**

NOTES: Delivery in accordance with the terms specified in the Supply Agreement dated January 4, 2008 between BioMimetic Therapeutics, Inc. and Luitpold Pharmaceuticals, Inc.

AUTHORIZED LUITPOLD SIGNATURE

Schedule 1.16

Specifications

1.	PURPOSE/SCOPE

**

2.	MATERIALS

**

3.	STORAGE CONDITIONS AND HANDLING REQUIREMENTS

**

4.	MATERIAL/RELEASE SPECIFICATIONS

**

5.	CONTAINER PACKAGING AND SHIPPING INFORMATION

**

6.	VENDORS/CONTRACT FACILITIES

**

7.	SAMPLE REQUIREMENTS

**

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.